Exhibit 99.1
2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE August 22, 2014	Contact: Ike Smith Vice President - Finance (713) 243-2713

Cal Dive Executes Commitment Letters for Refinancing of
Revolving Credit Agreement

HOUSTON, TX – (August 22, 2014) Cal Dive International, Inc. (NYSE: DVR) announced today that it has executed  commitment letters with three financial institutions providing for a $125 million senior secured credit facility that may consist of both a term facility and revolving facility to refinance the Company's existing revolving credit facility and provide additional liquidity to the Company.  The commitment letters are subject to customary closing conditions.  As previously disclosed, the Company was required to provide executed commitment letters acceptable to its existing revolving lenders for the refinancing of its revolving credit facility by August 27, 2014, or waivers with respect to the Company's loan agreements would have expired on September 2, 2014.  The revolving lenders have confirmed that the commitment letters obtained by the Company are acceptable and the waiver period will not expire until September 30, 2014.  The Company expects to complete the refinancing of the revolving credit facility in advance of the expiration of the waivers.  Upon completion of the refinancing and related amendments to the financial covenants under its loan agreements, the Company expects that all of its indebtedness will be reclassified to long-term debt on its balance sheet.

About Cal Dive International, Inc.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of dive support vessels and construction barges.

Cautionary Statement

This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations. The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur. These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors, including the Company's significant indebtedness and constraints on the Company's liquidity, current economic and financial market conditions, changes in commodity prices for natural gas and oil, and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the Company's inability to obtain contracts with favorable pricing terms if there is a downturn in its business cycle, intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.